Exhibit 99.01

Press Release
www.shire.com

Shire successfully settles former TKT shareholder appraisal rights litigation

November 5th, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has successfully settled all pending litigation in connection with former dissenting shareholders of Transkaryotic Therapies, Inc. (TKT). Shire will pay the same price of $37 per share originally offered to all TKT shareholders at the time of the July 2005 merger, plus interest.

Background to the litigation

As previously disclosed, before completion of the merger, certain dissenting shareholders holding approximately 11.3 million of TKT shares submitted written demands for appraisal of the fair value of these shares and, as a result, elected not to accept the $37 per share merger consideration offered by Shire.  A second lawsuit was brought in March 2007 alleging, among other claims, breaches of fiduciary duty by certain members of TKT’s Board.  The majority of that second lawsuit had been dismissed by the Court at summary judgment in June 2008.  A trial date had been set for both cases on December 10th, 2008.

Details of the Settlement

Shire will pay $37 per share – the same amount per share paid to non-dissenting shareholders in July 2005 at the time of the merger between Shire and TKT – plus interest.  The Delaware Chancery Court has approved dismissal of the case and Shire expects to make payment to the dissenting shareholders on November 7, 2008.

The settlement represents a total payment of $567.5 million, representing consideration at $37 per share of $419.9 million and an interest cost of $147.6m. Although not controlling for this case, under current law, the court presumptively awards interest in appraisal rights cases at a statutorily determined interest rate that is 5 percentage points above the Federal Reserve discount rate (as it varies over the duration of the case).  The interest cost for today's settlement uses an interest rate that approximates this statutory rate. This interest rate has been applied on a compound basis to the $419.9 million of consideration for the duration of the time from the merger to the payment of funds. As expected, the total payment of $567.5 million will be met from Shire’s existing cash resources and available facilities.

Since the time of the merger and as recorded in Shire’s Q3 balance sheet published in its October 28th earnings release, Shire has provided for a potential liability in connection with this litigation, of $419.9 million plus interest of $74.6 million up to September 30, 2008.  The additional interest of $73 million, less applicable taxes, will be excluded from Shire’s Non GAAP earnings.

Angus Russell, Shire Chief Executive Officer stated: “We are very pleased to have reached this settlement on terms that confirm that Shire paid a full and fair price for TKT in July 2005 at $37 per share.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE® (lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on the Company’s ADHD franchise; patents, including but not limited to, legal challenges relating to the Company’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); the Company’s ability to secure new products for commercialization and/or development; the Company’s ability to successfully integrate its stake in Jerini AG, as well as realize the anticipated benefits of the acquisition; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX